Dated 28 June 2007
TRIMARK FINANCIAL CORPORATION

EXECUTIVE STOCK OPTION PLAN

As amended:

24 July 2000
29 June 1999
24 June 1998
23 July 1997
24 June1997
3 June 1997
31 December 1995
24 June 1994

Amended by Board resolution on 2007
(amendments at 2.3(j), (k) and (l))

Linklaters LLP One Silk Street London EC2Y 8HQ
Telephone (+44) 20 7456 2000
Facsimile (+44) 20 7456 2222

TRIMARK FINANCIAL CORPORATION

EXECUTIVE STOCK OPTION PLAN

SECTION 1:	General Provisions
1.1	Purpose

The purpose of the Executive Stock Option Plan (the “Plan”) of Trimark Financial Corporation (herein called the “Corporation”) for certain full-time key employees of the Corporation and its affiliates and outside Directors of the Corporation and its affiliates to advance the interest of the Corporation by (i) providing certain key employees with additional incentive; (ii) encouraging stock ownership by such employees and directors; (iii) increasing their proprietary interest in the success of the Corporation and its affiliates; (iv) encouraging key employees to remain employees of the Corporation and its affiliates; (v) attracting new key employees; and (vi) encouraging identification by such directors with shareholder interests.

1.2	Administration
(a)	The Plan shall be administered by the Board of Directors of the Corporation (the “Board”).
(b)

Subject to the limitations of the Plan, the Board shall have the authority: (i) to select from the regular, full-time salaried key employees of the Corporation and its affiliates (other than Messrs. Arthur S. Labatt and Robert C. Krembil) and the directors of the Corporation and its affiliates who are not also employees of the Corporation or its affiliates (the “Executive” or “Executives”) those who shall participate in the Plan (the “Participant” or “Participants”); (ii) to determine the form and amounts of grants under the Plan and any limitations, restrictions and conditions upon such grants; (iii) to interpret the Plan and to adopt, amend and rescind such administrative guidelines and other rules and regulations relating to the Plan as it shall from time to time deem advisable; and (iv) to make all other determinations and to take all other actions in connection with the implementation and administration of the Plan as it may deem necessary or advisable. The Board’s determinations shall be conclusive and binding upon the Corporation and all other persons.

(c)	This Plan and all matters to which reference is made herein shall be governed by and interpreted in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.
1.3	Selection of Participation

Participants shall be selected by the Board from the Executives who occupy responsible managerial or professional positions and who have the capacity to contribute to the success of the Corporation and its affiliates. In making this selection and in making recommendations as to the form and amount of grants, the Board may gives consideration to (i) the functions and responsibilities of the Executive; (ii) his or her past, present and potential contributions to the profitability and sound growth of the Corporation and its affiliates; (iii) the value of his or her services to the Corporation; and (iv) other factors deemed relevant by the Board.

1.4	Shares Reserved
(a)

All shares of the Corporation issued under the Plan shall be common shares in the capital stock of the corporation (“Common Shares”). Stock options (“Options”) may be granted in respect of authorized and unissued common Shares.

The maximum number of common shares (the “Specified Maximum”) which may be issued upon exercise of Options granted under the Plan is 14,000,000, as adjusted in accordance with the provisions of the Plan, including without limitation, paragraph 1.4(b). For purposes of this Section 1.4 and the applicable rules of the Stock Exchanges on which the Common Shares are listed:

(i)

Common Shares which have been purchased or issued under the Plan prior to 31 December 1995 pursuant to share purchases made or Options which have been exercised prior to such date shall not be counted as Common Shares which have been purchased or issued under the Specified Maximum; and

(ii)	Common Shares underlying an Option which has expired or which for any reason has been cancelled or terminated without having been exercised will again be available under the Plan.

The aggregate number of Common Shares reserved for issuance which may be issued to any one person under the Plan shall not exceed 5 per cent of the outstanding Common Shares (on a non-diluted basis) less the aggregate number of Common Shares reserved for issuance to such person under any other stock option arrangement of the Corporation. No fractional shares shall be issued, and the Board shall determine the manner in which fractional share value shall be treated.

(b)

In the event of any change in the outstanding Common Shares by reasons of any stock dividend or split, recapitalization, merger, consolidation, combination or exchange of shares, or other corporate change, the Board shall make appropriate substitution or adjustment in (i) the number or kind of shares or other securities reserved for issuance pursuant to the Plan; and (ii) the number and kind of shares subject to unexercised Options theretofore granted and in the option price of such shares; provided, however, that no substitution or adjustment shall obligate the Corporation to issue or sell fractional shares.

1.5	Withholding

The Corporation shall have the right to deduct from all amounts paid in cash any taxes required by law to be withheld.

1.6	Non-Exclusivity

Nothing contained herein shall prevent the Board from adopting other or additional compensation arrangements, subject to shareholder approval if required, and such arrangements may be either generally applicable or applicable only in specific cases.

1.7	Amendment
(a)

The Board may amend, suspend or terminate the Plan or any portion thereof at any time in accordance with applicable legislation, provided that no amendment shall be made without shareholder approval which shall (i) increase (except as provided in Section 1.4(a) hereof) the total number of Common Shares reserved for issuance pursuant to the Plan; or (ii) materially increase the benefits accruing to Participants in the Plan. No such amendment, suspension or termination shall alter or impair any right theretofore granted to any Participant without the consent of such Participant. In the event of termination of the Plan, the provisions of the Plan and any administrative guidelines and other rules and regulations adopted by the Board and in force at the time of the Plan shall continue in effect during such time as an Option or any rights pursuant thereto remain outstanding.

(b)

With the consent of the Participant affected thereby, and subject to regulatory approval, the Board may amend or modify any outstanding Option, in any manner to the extent that the Board would have had the authority to initially grant such award as so modified or amended, including without limitation, to change the date or dates as of which an Option becomes exercisable.

1.8	Compliance with Legislation

The Board may postpone any exercise of any Option or the issue of any shares pursuant to the Plan for such time as the Board in its discretion may deem necessary in order to permit the Corporation to effect or maintain registration of the Plan or the shares issuable pursuant thereto under the securities laws of any applicable jurisdiction, or to determine that such shares and the Plan are exempt from such registration. The Corporation shall not be obligated by any provision of the Plan or grant thereunder to sell or issue Common Shares in violation of the law of any government having jurisdiction therein. In addition, the Corporation shall have no obligation to issue any Common Shares pursuant to the Plan unless such Common Shares shall have been duly listed, upon official notice of issuance, with each stock exchange on which such Common Shares are listed for trading.

1.9	Effective Date

The Plan shall be effective on 25 February 1992

SECTION 2:	Stock Options

2.1	Stock Option Grants

Subject to the provisions of the Plan, the Board shall have the authority to determine the Participants to whom Options shall be granted, the number of Common Shares to be covered by each Option, the conditions and limitations, if any, in addition to those set forth in Section 2.3 hereof, applicable to the exercise of an Option, including, without limitation, the nature and duration of the restrictions, if any, to be imposed upon the sale or other disposition of Common Shares acquired upon exercise of the Option, and the nature of the events, if any, and the duration of the period in which any Participant’s rights in respect of Common Shares acquired upon exercise of an Option may be forfeited. An Executive may receive Options on more than one occasion under the Plan and may receive separate Options on any one occasion. Notwithstanding the foregoing, the number of Common Shares to be covered by Options granted to Executives who are outside directors of the Corporation shall not exceed 500,000 in the aggregate.

2.2	Option Price

The Board shall establish the option price at the time each Option is granted, which shall in all cases be not less than 100 per cent of closing market price of the Common Shares traded on The Toronto Stock Exchange or such other securities exchange as may at the applicable time be the principal market for the Common Shares on the date that the Option is granted.

2.3	Exercise of Options
(a)	Options shall not be exercisable later than 10 years after the date of grant.
(b)

The Board may determine when any Option shall become exercisable and may determine that the Option shall be exercisable in instalments, and may impose such other restrictions as it shall deem appropriate.

(c)	Options may be assigned by the Participant:
(i)	to the Participant’s spouse, minor child or minor grandchild;
(ii)	to a trust if the Participant is a trustee of the Trust and the only beneficiaries of the trust consist of Participant’s spouse, minor child or minor grandchild;
(iii)

to a Corporation wholly owned by the Participant or of which the Participant controls more than 50 per cent of the voting shares and the minority shareholders consist of Participant’s spouse, minor children or minor grandchildren; or

(iv)	by will or the laws of intestate distribution.

Each assignment under sub-paragraphs (i), (ii) or (iii) above must be made without compensation paid to the Participant for the assignment of the option and must be reported to the Toronto Stock Exchange or its successor. Options shall be exercisable during the lifetime of a Participant only by the Participant or a permitted assignee and after death only by the Participant’s legal representative or permitted assignee.

(d)

Except as otherwise determined by the Board: (i) in the event that a Participant ceases to be an Executive for any reason other than death, retirement or disability, each of the Options held by the Participant which had become exercisable by the date of termination of employment shall cease to be exercisable on the 31st day after the date of termination of employment and each Option held by the Participant which had not yet become exercisable shall not be exercisable at any time after the date of termination of employment; (ii) in the event of termination of employment as a result of retirement of a Participant after the age of 60, disability or death, all of the Participant’s Options shall be fully exercisable at any time within one year after the date of termination, whether or not otherwise fully exercisable on that date, but in any event no option shall be exercisable after its stated termination date. Notwithstanding the foregoing, the Board may in its sole discretion waive or substitute the limitations imposed by this paragraph 2.3(d) provided an Option is not outstanding for longer than 10 years after the date of the grant.

(e)	Each Option shall be confirmed by an agreement (an “Option Agreement”) executed by the Corporation and by the Participant.
(f)

The option price of each Common Share as to which an Option is exercised shall be paid in full in cash at the time of such exercise, and upon receipt of payment in full, the number of Common Shares in respect of which the Option is exercised, shall be duly issued as fully paid and non-assessable.

(g)

Notwithstanding any other provision of the Plan or of any Option, if an Unanticipated Control Change of the Corporation occurs, all of the Participant’s Options which are outstanding at the date of such Unanticipated Control Change shall be fully exercisable immediately, whether or not otherwise fully exercisable on that date, but no Option shall be exercisable after its stated termination date. For purposes of this section 2.3(g), an “Unanticipated Control Change” is the acquisition by a person or associated group of persons (the “Acquirer”) of ownership of voting shares of the Corporation sufficient to entitle the Acquirer to elect a majority of the directors of the corporation, if the Acquirer is not associated with operational management of the Corporation and deals with the Corporation on an arms’ length basis; for greater certainty, a reorganization of the Corporation implemented with the approval of its shareholders does not constitute an Unanticipated Control Change.

(h)

Notwithstanding any other provision of the Plan or of any Option, if at any time an offer (an “Offer”) is made to all holders of Common Shares to acquire Common Shares, all of the Participant’s Options which are outstanding at the date the offeror first takes up and pays for Common Shares tendered to the Offer shall be fully exercisable immediately, whether or not otherwise fully exercisable on that date, but no Option shall be exercisable after its stated termination date.

(i)

Notwithstanding any other provision of the Plan or of any Option, in the event of any sale or conveyance of all or substantially all of the property and assets of the Corporation or any merger, consolidation, amalgamation, or other similar corporate change (collectively, a “Transaction”), the Board may deem that all of the Participant’s Options which are outstanding at the date of such Transaction shall be fully exercisable immediately, whether or not otherwise fully exercisable on such date, but no Option shall be exercisable after its stated termination date.

(j)

If, a company (the “Successor Company”) obtains control (as defined in S840 Income and Corporation Taxes Act 1988) of the Corporation as a result of making an offer to acquire shares, or under section 425 Companies Act 1985 a court sanctions a compromise or arrangement in connection with the acquisition of shares (or any other equivalent local legislation), and;

(i)	the shareholders of the Successor Company, immediately after it has obtained control, are substantially the same as the shareholders of the Corporation before then; or

(ii)	the obtaining of control is pursuant to a merger with the Corporation; and
(iii)	the Corporation and the Successor Company consent to the replacement of Options under this Section 2.3(j);

then Options will not become exercisable solely as a result of such offer, compromise or arrangement and all Options under the Plan will be deemed to be replaced with substitute options in accordance with Section 2.3(k).

(k)	Where an Option is deemed to be replaced under Section 2.3(k), the Participant will be issued the substitute option as follows:
(i)	the substitute option will be in respect of shares of the Successor Company;
(ii)	the substitute option will be economically equivalent to the Option that was replaced;
(iii)	the substitute option will be treated as having been acquired at the same time as the option that was replaced and will be exercisable in the same manner and at the same time;
(iv)	the substitute option will be subject to the rules as they last had effect in relation to the Option that was replaced; and
(v)

with effect from the replacement, the provisos to the first sentence of Section 1.7(a) will be omitted, and the rest of the Sections will be construed in relation to the substitute option as if references to Common Shares were references to the shares in the Successor Company and references to the Corporation were references to the Successor Company.

PERSONAL AND CONFIDENTIAL

[DATE]

[Name

Address

City

Code]

Dear

On [date] the Board of Directors of Trimark Financial Corporation (the “Corporation”) granted you an option to purchase, and the Corporation will sell and deliver to you, pursuant to the Executive Stock Option Plan of the Corporation (the “Plan”), and upon the terms and conditions herein and hereinafter set forth, an aggregate of [          ] Common Shares of the Corporation at the price of $[          ] per share, such price being equal to the fair market value of one such share at the date of the grant of this option.

The terms and conditions of this grant, in addition to the terms and conditions contained in the Plan, are as follows:

1

The option so granted may not be exercised prior to    except as referred to in paragraph 7 below. The option may be exercised as to 40 per cent of the Common Shares covered by this option after [          ] and on or prior to [          ], as to 60 per cent of the Common Shares after [          ] and on or prior to [          ], as to 80 per cent of the Common Shares after [          ] and on or prior to [          ], and as to 100 per cent after [          ] and on or prior to [          ]. This option may be exercised as to less than ten shares in the case of any one exercise unless such exercise would entirely exhaust the option.

2

The option may be exercised by delivering or mailing by registered mail written notice to the Corporation directed to it at its head office in Toronto, Ontario, attention of the Corporate Secretary of the Corporation or their delegate, specifying the number of shares to be purchased accompanied by payment of the total purchase price of such shares. The option price for each Common Share as to which the option is exercisable shall be paid in fill in cash at the time of exercise of the option. Except as required by law, the holder of this option shall not be entitled to any rights of a shareholder of the Corporation in respect of any shares covered by this option until such shares have been paid for in full and issued to [him/her].

3

The number of shares at any time remaining subject to this option shall be increased or decreased proportionately in the event of the subdivision or consolidation of the Common Shares of the Corporation or in certain other circumstances specified in the Plan and in such event an appropriate adjustment shall be made so at to change the number of shares subsequently deliverable upon the exercise of this option without a change in the total price applicable to the unexercised potion of this option, but with a corresponding adjustment in the price payable for each share covered hereby.

4

In the event the Corporation is reorganized or amalgamated or merged with or consolidated into another corporation, the Board of Directors may make such provisions as it shall deem appropriate for the continuance of this option by the substitution, on such equitable basis as the Board of Directors shall, in its sole discretion, determine of shares or other securities of the recognized, amalgamated, merged or consolidated corporation which will be issuable in respect of Common Shares of the Corporation, or otherwise.

5

This option is subject to the condition that the Corporation shall not be required to issue or deliver to you any certificates representing Common Shares subject to this option prior to the admission of such shares to listing on any stock exchange on which the Corporation’s common shares may then be listed on the completion of any registration or other qualification of such shares under any applicable provision of law if the Corporation, in its sole discretion, shall determine such action to be necessary or advisable. In the event the Corporation determines any such action to be necessary or advisable, it will use all reasonable efforts to effect the same promptly.

6

This option is not transferable otherwise than by will, or in the event of your dying intestate, by the laws of descent and distribution, and (subject to the limitations set forth below) is exercisable during your lifetime only by you.

7

If you cease to be [an employee) [a director] of the Corporation your rights under this option, or, in the event of your death, your legal personal representatives’ rights, will be determined in accordance with the provisions of paragraph 2.3(d) of the Plan, a copy of which is enclosed herewith. In no event, however, shall this option or any portion thereof be exercisable after [          ].

8

Nothing herein contained shall affect the right of the Corporation to terminate your services, responsibilities, duties and authority to represent the Corporation at any time for any reason whatsoever.

9

All decisions made by the Board of Directors with regard to any questions arising hereunder or under the Plan, whether of interpretation or otherwise, shall be binding and conclusive on you and your legal personal representatives and upon the Corporation and its successors.

Please acknowledge acceptance of this option by affixing your signature where indicated at the foot of the enclosed copy of this letter and returning the copy so signed to the Corporation, attention of the Corporate Secretary or their delegate. It is to be understood that by signing and returning such copy you will be deemed to have agreed to all terms and conditions of this letter and of the Plan.

Yours very truly,

TRIMARK FINANCIAL CORPORATION

By:
President

I acknowledge having received the foregoing letter and agreed to its terms and conditions and those of the Plan.

Signature	Date: